Exhibit 2

REDHILL BIOPHARMA LTD.
INTERIM FINANCIAL INFORMATION
(UNAUDITED)
JUNE 30, 2013

REDHILL BIOPHARMA LTD.
INTERIM FINANCIAL INFORMATION
(UNAUDITED)
JUNE 30, 2013

TABLE OF CONTENTS

Page
UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 2013 – IN U.S. DOLLARS:
Condensed interim statements of comprehensive loss	2
Condensed interim statements of financial position	3
Condensed interim statements of changes in equity	4
Condensed interim statements of cash flow	5
Notes to the financial statements	6-10

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three months ended June 30		Six months ended June 30
	2013	2012	2013	2012
	U.S. dollars in thousands
REVENUE	4	5	8	9
RESEARCH AND DEVELOPMENT EXPENSES, NET, see note 6	1,982	1,493	3,328	3,821
GENERAL AND ADMINISTRATIVE EXPENSES:	548	578	1,223	1,187
OPERATING LOSS	2,526	2,066	4,543	4,999
FINANCIAL INCOME	17	40	60	123
FINANCIAL EXPENSES	3	247	6	131
FINANCIAL INCOME (EXPENSES), NET	14	(207)	54	(8)
LOSS AND COMPREHENSIVE LOSS	2,512	2,273	4,489	5,007

LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars)	0.04	0.04	0.07	0.10
WEIGHTED AVERAGE OF ORDINARY SHARES (in thousands)	61,842	52,398	61,376	52,359

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	June 30	December 31
	2013	2012
	U.S. dollars in thousands
CURRENT ASSETS
Cash and cash equivalents	14,176	16,814
Bank deposits	293	486
Financial assets at fair value through profit or loss	233	1,065
Prepaid expenses and receivables	586	198
	15,288	18,563
NON-CURRENT ASSETS
Restricted bank deposit	73	75
Fixed assets	111	113
Intangible assets	1,545	1,345
	1,729	1,533
Total assets	17,017	20,096

CURRENT LIABILITIES
accounts payable and accrued expenses	1,761	1,078

EQUITY
Ordinary shares	167	143
Ordinary shares to be issued	-	8,020
Additional paid-in capital	39,679	31,469
Warrants	3,232	3,273
Accumulated deficit	(27,822)	(23,887)
Total equity	15,256	19,018
Total liabilities and equity	17,017	20,096

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CHANGES IN EQUITY
(Unaudited)

	Ordinary shares	Ordinary shares to be issued	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2013	143	8,020	31,469	3,273	(23,887)	19,018

CHANGES IN THE SIX-MONTHS PERIOD ENDED JUNE 30, 2013:
Share-based compensation to employees and service providers	-	-	-	-	554	554
Issuance of ordinary shares and warrants	17	(5,661)	5,735	9	-	100
Settlement of the royalty obligations	7	(2,359)	2,352	-	-	-
Exercise of warrants and options into ordinary shares	*	-	123	(50)	-	73
Comprehensive loss	-	-	-	-	(4,489)	(4,489)
BALANCE AT JUNE 30, 2013	167	-	39,679	3,232	(27,822)	15,256

BALANCE AT JANUARY 1, 2012	142	-	31,168	2,686	(15,209)	18,787

CHANGES IN THE SIX-MONTHS PERIOD ENDED JUNE 30, 2012:
Exercise of warrants into ordinary shares	*	-	27	-	-	27
Share-based compensation to employees and service providers	-	-	-	-	1,019	1,019
Comprehensive loss	-	-	-	-	(5,007)	(5,007)
BALANCE AT JUNE 30, 2012	142	-	31,195	2,686	(19,197)	14,826

* Represents amount less than $1 thousand.
The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
CONDENSED INTERIM STATEMENTS OF CASH FLOW
(Unaudited)

	Six months ended June 30
	2013	2012
	U.S. dollars in thousands
CASH FLOW FROM OPERATING ACTIVITIES
Loss	(4,489)	(5,007)
Adjustments in respect of income and expenses notinvolving cash flow
Share-based compensation to employees and service providers	554	1,019
Depreciation	11	11
Fair value gains on financial assets at fair value through profit or loss	(44)	20
Revaluation of bank deposits	2	(34)
Accretion of royalty obligations to investors	-	62
Exchange differences relating to cash and cash equivalents	(5)	(10)
	518	1,068
Changes in assets and liability items
Increase in prepaid expenses and receivables	(388)	(146)
Increase in accounts payable and accrued expenses	483	299
	95	153
Net cash used in operating activities	(3,876)	(3,786)
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of fixed assets	(9)	(5)
Purchase of intangible assets	-	(100)
Change in investment in bank deposits	193	(5,467)
Purchase of financial assets at fair value through profit or loss	-	(105)
Proceeds from sale of financial assets at fair value through profit or loss	876	105
Net cash resulting (used) in investing activities	1,060	(5,572)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of ordinary shares and warrants	100	-
Exercise of warrants and options into ordinary shares	73	27
Net cash provided by financing activities	173	27
DECREASE IN CASH AND CASH EQUIVALENTS	(2,643)	(9,331)
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	5	10
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,814	14,070
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	14,176	4,749
Supplementary information on interest received in cash	15	46
Supplementary Information on investing activities not involving cash flows :
Purchase of intangible assets	200	-

The accompanying notes are an integral part of these condensed financial statements.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION
(Unaudited)

NOTE 1 - GENERAL:

a.      General

RedHill Biopharma Ltd. (the "Company") was incorporated in Israel on August 3, 2009 and is active in the pharmaceutical industry. The Company is focused primarily on the development and acquisition of therapeutic candidates (the "Drugs") acquired through asset purchases or in-licensing. In particular, the Company acquires or in-licenses and develops patent-protected new formulations and combinations of existing drugs in advanced stages of development with the objective of obtaining marketing approvals for these Drugs. Additionally, the Company's strategy is to commercialize these Drugs mainly through cooperation with pharmaceutical and biotechnology companies.

In February, 2011, the Company listed its securities on the Tel-Aviv Stock Exchange (TASE) and they have been traded on the TASE since that time. Since December, 2012, the Company's American Depositary Shares (“ADSs”) have also been traded on the NASDAQ Capital Market.

The Company's registered address is 21 Ha'arba'a St, Tel-Aviv 64739, Israel.

The Company is still in the research and development phase. Accordingly, the Company is unable to estimate if and when its business will generate positive cash flow. Through June 30, 2013, the Company has accumulated an operating loss and its activities have been funded mainly through public and private offerings of the Company's securities.

The Company plans to fund its future operations through commercialization of its therapeutic candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's therapeutic candidates. Management expects that the Company will incur more losses as it continues to focus its resources on advancing its therapeutic candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations through approximately August 2014, although no assurance can be given that it will not need additional funds prior to such time.

If the Company is unable to commercialize or out-license its therapeutic candidates, or obtain future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs related to its therapeutic candidates, which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.      Approval of condensed interim financial statements

These financial statements were approved by the Board of Directors on July 22, 2013.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)
(Unaudited)

NOTE 2 - BASIS OF PREPARATION OF CONDENSED INTERIM FINANCIAL INFORMATION:

a.
The Company's condensed interim financial statements for the three and six months ended June 30, 2013 (the "Interim Financial Statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These Interim Financial Statements, which are unaudited, do not include all disclosures necessary for a complete presentation of financial position, results of operations, and cash flow in conformity with generally accepted accounting principles. The condensed interim financial statements should be read in conjunction with the annual financial statements as of December 31, 2012 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies and calculation methods applied in the preparation of the Interim Financial Statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2012 and for the year then ended.

b.	New IFRSs not yet in effect, and which the Company did not elect to adopt early, were listed in the 2012 annual financial statements.

NOTE 3 - AGREEMENTS TO PURCHASE INTELLECTUAL PROPERTY OF DRUGS:

In June, 2012, the Company recorded intangible assets in the amount of U.S. $200,000 after reaching a development milestone under an agreement with a Canadian-based company for the co-development of a drug to treat acute migraines.

NOTE 4 - EQUITY:

a.
On January 10, 2013, the Company issued 2,317,186 ordinary shares as part of the acquisition and termination of royalty rights granted to investors pursuant to the August, 2010 mandatory convertible loan agreement. The acquisition and termination of the royalty rights were approved by a general shareholders meeting of the Company on December 26, 2012.

b.
In December 2012, the Company entered into investment agreements with a group of investors for the issuance of 6,481,280 ordinary shares and 3,240,640 warrants exercisable into ordinary shares in consideration for an aggregate investment amount of approximately U.S. $6.35 million, net of direct issuance costs. The ordinary shares and warrants were issued on January 10, 2013.

c.
During the six-months period ended June 30, 2013, the Company received a notice of exercise with respect to non-tradable warrants that had been granted to investors in August and November, 2010. Accordingly, the Company issued 69,920 ordinary shares for U.S. $60,000.

d.
In June, 2013, the Company received a notice of exercise with respect to options that had been issued to a consultant in August, 2010 and in February, 2011. Accordingly, the Company issued 60,000 ordinary shares for U.S. $13,000.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)
(Unaudited)

NOTE 5 - SHARE-BASED PAYMENTS:

a.
On May 26, 2013, the Board of Directors of the Company resolved, subject to the approval of the Company’s general shareholder meeting, to allocate an aggregate of 850,000 options under the Company’s stock options plan to the Company's directors, including the Company's Chief Executive Officer, Mr. Dror Ben-Asher, and the Company’s Deputy Chief Executive Officer, Finance and Operations, Mr. Ori Shilo. Each option is exercisable into one ordinary share at an exercise price of U.S. $1.12 per share. The options will vest in 16 equal quarterly installments over a four-year period.

The fair value of the options grant to directors, including those granted to the Company's Chief Executive Officer, Mr. Dror Ben-Asher, and the Company’s Deputy Chief Executive Officer, Finance and Operations, Mr. Ori Shilo, on the date of approval, was U.S. $0.5 million.

The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: U.S. $1.067, expected volatility: 66.55%, risk-free interest rate: 1.4% and expected useful life to exercise: seven years.

The options will be exercisable, either in full or in part, from the vesting date until the end of seven years following the date of grant.

b.
On May 26, 2013, the Board of Directors of the Company granted 1,930,000 options to employees and consultants of the Company under the company’s stock options plan. Each option is exercisable into one ordinary share at an exercise price of U.S. $1.12 per share.

The options will vest as follows: for employees and consultants of the Company who had provided services exceeding one year to the Company as of the date of grant, the options will vest in 16 equal quarterly installments over a four-year period. For employees and consultants of the Company who had not provided services to the Company exceeding one year as of the date of grant, the options will vest as follows: 1/4 of the options will vest one year following the grant date, and the rest over the following three years in 12 equal quarterly installments.

The fair value of all options on the date of grant was U.S. $1.1 million. The fair value of the options was computed using the binomial model and the underlying data used was mainly the following: price of the Company's ordinary share: U.S. $1.067, expected volatility: 66.55%, risk-free interest rate: 1.4% and expected useful life to exercise: seven years.

The options will be exercisable, either in full or in part, from the vesting date until the end of seven years from the date of grant.

REDHILL BIOPHARMA LTD.
NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)
(Unaudited)

NOTE 6 - RESEARCH AND DEVELOPMENT EXPENSES, net:

In February, 2013, the Company received a notice from its Canadian service provider ("Service Provider") that the Canadian authorities' successfully completed review of the Service Provider's request for certain incentive cash benefits related to research and development activities provided by the Service Provider for the Company. In March, 2013 the Service Provider received the requested benefits from the Canadian authorities and, subsequently, the Company received a discount from the Service Provider for research and development services provided during 2011 in the amount of U.S. $292,000. As of June 30, 2013 the Company expects to receive an additional discount of U.S. $341,000 in respect to research and development services provided by the Service Provider until June 30, 2013.

During the six month period ended June 30, 2013, the Company recorded research and development expenses, excluding the incurred credit, in an aggregate amount of U.S. $4 million.

NOTE 7 - EVENTS SUBSEQUENT TO JUNE 30, 2013:

a.
In July, 2013, the Company received a notice of exercise with respect to non-tradable warrants that had been granted to investors. Accordingly the Company issued 85,652 ordinary shares for U.S. $75,000.

b.
In July, 2013, the Company received a notice of exercise, by two of its directors, with respect to non-tradable warrants that had been granted to investors. Accordingly the Company will issue 471,962 ordinary shares for U.S. $405,000.